Exhibit 99.1

Financial Update
14600 Myford Road - P.O. Box 19559 - Irvine, California 92623-9559	www.printronix.com

Printronix Announces First Quarter Results for Fiscal Year 2008

IRVINE, Calif.  – (BUSINESS WIRE) August 6, 2007 – Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the first quarter ended June 29, 2007.  Revenue decreased to $30.6 million for the first quarter of fiscal year 2008 compared to $31.7 million in the same quarter last year.  The company reported net income for the quarter of $1.0 million, or $0.16 per diluted share, compared with net income of $0.6 million, or $0.09 per diluted share for the same quarter of the prior fiscal year.

“We were pleased with our improved profitability in the first quarter, which continues to reflect our focus on cost containment and expense controls,” said Robert Kleist, president and CEO of Printronix.  “Despite the decline in sales due largely to lower sales to a major direct customer, we are seeing good demand for our broad range of thermal printers, including the recently introduced mid-range thermal label printer, and our line matrix printers. “

The gross margin increased to 40.3% for the first quarter of fiscal 2008, up from 39.2% in the first quarter of fiscal 2007 primarily due to price increases on certain products, lower worldwide manufacturing costs and the improving value of the Euro.

Operating expenses in the first quarter of fiscal 2008 were $11.6 million, down from $12.0 million in the first quarter of fiscal year 2007.  Engineering and development expenses were $2.9 million, down from $3.1 million in the same quarter last year.  Sales and marketing expenses were $5.7 million, down from $6.0 million in the same quarter last year.  General and administrative expenses were $3.0 million, up from $2.9 million in the same quarter last year.

The company ended the first fiscal quarter of 2008 with cash and short-term investments of $26.2 million, down from $38.6 million at the end of the first quarter of fiscal 2007, and down from $38.9 million at the end of fiscal year 2007.  The decrease in cash and short-term investments from the prior quarter is primarily due to a $12.8 million scheduled payment on a long-term note, which paid the loan in full.  During the first quarter, the company also declared and paid $0.6 million for its quarterly cash dividend of $0.10 per share.

Fiscal 2008 Second Quarter Outlook

Printronix also announced that its second quarter revenue is expected to be within a range of $29.5 million and $31.0 million, and earnings are expected to be within a range from $0.05 to $0.15 per share.

Conference Call

There will be an earnings conference call at 1:30 p.m. ET (10:30 a.m. PT) on Monday, August 6, 2007.  The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO.  To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register.  If you are unable to listen to the live web cast, it will be archived for replay on the web site.  To listen to the live conference call via the telephone, you can access the call at 866-409-1555.  Shortly after the call, a telephonic replay will be available through August 20, 2007, by dialing 888-203-1112 or 719-457-0820.  Passcode I.D. 5720740 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal*Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company (“InfoPrint Solutions” or “JV of IBM/Ricoh”), the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products.  The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain.  The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions.  Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management.  Printronix is headquartered in Irvine, California.  For company information, see www.printronix.com.

CONTACT:	PRINTRONIX, INC., Irvine
Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384

or
Media Contact:
WunderMarx, Inc.
Cara Good
714-862-1112, ext. 202
cara.good@wundermarx.com

or
Investor Contact:
EVC Group, Inc.
Douglas M. Sherk
415-896-6818
dsherk@evcgroup.com
Jenifer Kirtland
415-896-2005
jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	June 29,	March 30,	June 30,
	2007	2007	2006

Revenue	$30,641	$32,620	$31,650
Cost of sales	18,286	20,373	19,251

Gross margin	12,355	12,247	12,399

Engineering and development	2,876	3,002	3,139
Sales and marketing	5,749	6,150	5,955
General and administrative	2,986	3,333	2,861

Total operating expenses	11,611	12,485	11,955

Income (loss) from operations	744	(238)	444
Interest and other income, net	(422)	(341)	(249)

Income before taxes	1,166	103	693

Provision (benefit) for income taxes	139	(48)	137

Net income	$1,027	$151	$556

Net income per share:
Basic	$0.16	$0.02	$0.09
Diluted	$0.16	$0.02	$0.09

Shares used in computing net
income per share:
Basic	6,385,451	6,328,531	6,283,591
Diluted	6,508,411	6,459,718	6,460,220

Gross margin %	40.3%	37.5%	39.2%
Operating expenses %	37.9%	38.3%	37.8%
Income (loss) from operations %	2.4%	-0.7%	1.4%
Net income %	3.4%	0.5%	1.8%

PRINTRONIX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 29,	March 30,	June 30,
	2007	2007	2006
ASSETS
Cash and cash equivalents	$17,976	$26,847	$36,585
Short-term investments	8,200	12,015	2,019
Accounts receivable, net	19,379	20,776	20,433
Inventories, net	16,275	15,281	15,332
Other current assets	1,935	2,047	2,238
Property, plant and equipment, net	28,320	29,113	30,942
Other long-term assets	991	948	660

Total assets	$93,076	$107,027	$108,209

LIABILITIES and STOCKHOLDERS' EQUITY
Accounts payable	$7,748	$9,452	$9,137
Other current liabilities	10,830	11,158	13,133
Current portion of long-term debt	-	12,775	13,300
Other long-term liabilities	2,230	1,688	2,049
Stockholders' equity	72,268	71,954	70,590

Total liabilities and stockholders' equity	$93,076	$107,027	$108,209

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	June 29,	June 30,	Percent	June 29,	June 30,
Sales by Geographic Region	2007	2006	Change	2007	2006
	($ in thousands)
Americas	$14,570	$16,188	-10.0%	47.5%	51.1%
EMEA	$10,474	$10,179	2.9%	34.2%	32.2%
Asia Pacific	$5,597	$5,283	5.9%	18.3%	16.7%

	$30,641	$31,650	-3.2%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	June 29,	June 30,	Percent	June 29,	June 30,
Sales by Product Technology	2007	2006	Change	2007	2006
	($ in thousands)
Line matrix	$21,109	$22,748	-7.2%	68.9%	71.9%
Thermal	$7,082	$6,245	13.4%	23.1%	19.7%
Laser	$2,450	$2,657	-7.8%	8.0%	8.4%

	$30,641	$31,650	-3.2%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	June 29,	June 30,	Percent	June 29,	June 30,
Sales by Channel	2007	2006	Change	2007	2006
	($ in thousands)
OEM	$7,400	$7,861	-5.9%	24.2%	24.8%
Distribution	$21,823	$21,114	3.4%	71.2%	66.7%
Direct	$1,418	$2,675	-47.0%	4.6%	8.5%

	$30,641	$31,650	-3.2%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	June 29,	June 30,	Percent	June 29,	June 30,
Sales by Customer	2007	2006	Change	2007	2006
	($ in thousands)
InfoPrint Solutions (JV of IBM / Ricoh)	$6,170	$5,609	10.0%	20.1%	17.7%
Second largest customer	$1,271	$632	101.1%	4.1%	2.0%
Third largest customer	$1,141	$2,534	-55.0%	3.7%	8.0%
Total top ten customers	$14,190	$14,941	-5.0%	46.3%	47.2%